(Community Acquisition Joint Venture
    National Agreement of Sale For Multiple Parks with Statutory Compliances)

                                AGREEMENT OF SALE


         THIS AGREEMENT OF SALE made as of this ____ day of May, 1998, by and between HFIC INC, a Missouri corporation, and/or its assigns ("BUYER") and Gulfstream Harbor, Inc., and Gulfstream Harbor II Inc., as their interests may appear (collectively the "SELLER").

         WHEREAS, SELLER is the fee simple owner of certain premises commonly known GULFSTREAM HARBOR MOBILE HOME PARK ("Gulfstream Harbor"), GULFSTREAM HARBOR II MOBILE HOME PARK ("Gulfstream II"), CARIBBEAN COVE MOBILE HOME PARK ("Caribbean"), plus approximately fifteen acres of land, all located in Orange County, Florida, all more particularly described in Exhibit "A" attached hereto and made a part hereof (together with all rights and easements appurtenant thereto and all permanent improvements, fixtures and utility systems thereon, being hereinafter collectively referred to as the "Real Property"); and

         WHEREAS, SELLER desires to sell and BUYER desires to purchase the Real Property and all personal property and equipment described in the Schedule of Personal Property attached hereto as Exhibit "B" and made a part hereof (the "Personal Property"), under the terms and conditions set forth herein (the aforesaid Real Property and Personal Property being hereinafter collectively referred to as the "Property").

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, together with other valuable considerations, the receipt and sufficiency of which is hereby acknowledged, SELLER agrees to sell and BUYER agrees to buy the Property on and under the terms and conditions herein set forth.


                  1. SALE AND PURCHASE OF PROPERTY. SELLER agrees to sell and convey to BUYER and BUYER agrees to purchase:

                           (a) All of SELLER's right,  title and interest in and
to the Real Property, together with all right, title and interest of SELLER in and to any land lying in the beds of any streets, avenues, alleys or passages, open or proposed, bounding or abutting the Real Property, and drainage rights appurtenant to the Real Property, together with all right, title and interest, if any, of SELLER, in and to any easements, rights of way or passageways appurtenant to or benefiting the Real Property and free of all liens and encumbrances except the Permitted Exceptions, as that term is defined in Paragraph 4 hereof, provided, however, that any title problem with respect to the real property consisting of approximately 21,935 square feet, identified as Parcel 7 on the attached map, Exhibit "G", shall be deemed permitted exceptions and BUYER may elect to take title to Parcel 7 in another entity or to exclude Parcel 7 from the transaction with no adjustment made to the Purchase Price;

                           (b) All articles of personal  property of  whatsoever
nature or sort, if any, which are owned by SELLER and which, as of the date of this Agreement of Sale, are attached or appurtenant to or used in connection with or located in or upon the Real Property, and any additions thereto or replacements thereof which may be made between the date of this Agreement of

Sale and the date of Closing hereunder (all of the foregoing being hereinafter collectively referred to as the "Personal Property"), which Personal Property, excluding those items described in Exhibit "H" attached hereto and made a part hereof, shall be conveyed by SELLER to BUYER at Closing by a quit-claim bill of sale; and

         SELLER's interest in the Real Property and the Personal Property are hereinafter sometimes referred to collectively as the "Property".

                  2. CONSIDERATION. The total consideration to be paid by BUYER for the Property shall be in the sum of THIRTY ONE MILLION NINE HUNDRED THOUSAND DOLLARS ($31,900,000.00) plus the inventory value (the "Purchase Price"). The inventory currently consists of four new and two used mobile homes listed on Exhibit "F" attached hereto and made a part hereof. The inventory value of the mobile homes shall be the lower of the SELLER'S cost or the fair market value of the homes. If the parties cannot agree on the fair market value of a home, the fair market value shall be determined by a third party appraisal, the cost of which shall be split equally between SELLER and BUYER, provided however that the SELLER or its affiliates shall acquire only such inventory as it may reasonably require for its business.

                  3. PAYMENT OF CONSIDERATION. The Purchase Price shall be paid as follows:

                           (a) Within five (5)  calendar  days of the  Effective
Date of this Agreement of Sale, as that term is defined in paragraph 34 below, BUYER shall deliver to Lawyers Title Insurance Corporation, at the following address: Lawyers Title Insurance Corporation, 225 Franklin Street, Boston, MA 02110 Attn: Robert Soule, Esquire (the "Escrow Agent"), the sum of ONE HUNDRED THOUSAND DOLLARS ($100,000.00) which shall represent the initial earnest money deposit for the Property, "Initial Deposit". It is hereby agreed that the Initial Deposit shall be in the form of a check from BUYER and it shall be deposited by Escrow Agent in its Trust Account until the expiration of the BUYER's Inspection Period (as hereinafter defined).

                           (b) Within five (5) calendar  days of the  expiration
date of the Inspection Period, BUYER shall deposit with the Escrow Agent an additional TWO HUNDRED THOUSAND AND 00/100 DOLLARS ($200,000.00) which shall represent an additional earnest money deposit "Additional Deposit".

                           (c) The Escrow Agent  shall,  upon receipt from BUYER
of a complete and fully executed W-9 Reporting Form, deposit the Initial Deposit and Additional Deposit (the "Deposit") into an interest bearing money market account, which interest shall accrue to BUYER's benefit unless BUYER defaults hereunder.

                           (d) BUYER  shall pay to  SELLER  at  Closing  by wire
transfer of immediately available federal funds at the office of the Escrow Agent the balance of the Purchase Price less any prorations or adjustments due BUYER pursuant to this Agreement of Sale.

                           (e) At least five (5) business days prior to Closing,
SELLER shall have the option ("Seller's Stock Option") by written notice to BUYER to receive in lieu of cash, operating partnership units ("AIOP Units") in Asset Investors Operating Partnership, L.P., a Delaware limited partnership ("AIOP"), which are convertible to stock in Asset Investors Corporation ("AIC"), based on the greater of book value or market value of AIC stock as of the date of Closing, for all or any portion of the net proceeds due SELLER at Closing. The AIOP Units and AIC stock shall be Rule 144 restricted stock for a period of one year from the date of Closing. If SELLER elects Seller's Stock Option as set forth above, BUYER shall cause this Agreement of Sale to be assigned to AIOP. If SELLER does not elect Seller's Stock Option as set forth above, BUYER shall cooperate with SELLER or SELLER's Exchange Facilitator/Accommodator to achieve an IRS Code Section 1031 Exchange, so long as BUYER incurs no additional costs or liability, nor is required to take title to other property involved in such exchange, if any. The transaction contemplated by this Agreement is not subject to or conditioned upon such exchange being accomplished. If SELLER elects a "tax free reorganization" of SELLER, BUYER will cooperate so long as the net financial result is in conformity with the terms and conditions of this Contract, at no cost to BUYER and so long as BUYER incurs no additional cost or liability.

                  4. TITLE INSURANCE.

                           A. Within ten (10) days of the Effective Date of this
Agreement by SELLER, SELLER shall deliver to BUYER and Escrow Agent a copy of the SELLER's current title insurance policy, if any, together with copies of all instruments recorded in the public records or otherwise encumbering the Property, subsequent to the effective date of said Policy.

                           B.  Within  twenty  (20)  days  of  the  date  of the
Effective Date, Seller shall, at SELLER's expense, deliver to BUYER and BUYER's Attorney for approval, as hereinafter provided, with a copy provided to SELLER's attorney, a preliminary owner's title binder for a title insurance policy, together with copies of all exception documents referred to therein, to be issued by an agent of Seller licensed and qualified to do business in the state in which the Real Property is located (the "State"). The binder and policy to be issued pursuant thereto shall be paid for by SELLER, shall be issued at the minimum promulgated rate, and shall be in the amount of $31,900,000.00. The policy and binder shall be in a current ALTA standard form "B", except that there shall be no exceptions unless agreed to by BUYER (provided all standard exceptions shall be removed by customary affidavits to be provided at Closing). The policy shall insure marketable title.

                           C. BUYER  shall  have ten (10) days after  receipt of
the title binder, together with copies of all exception documents referred to therein, and the survey called for in paragraph 5 hereof to give written notice to SELLER or SELLER's attorney of any objections by BUYER to the state of title (including any matters shown on the survey which are unacceptable to BUYER). All matters not objected to by BUYER shall be deemed "Permitted Exceptions". If the existing mortgage encumbering the Real Property is assumed hereunder, such mortgage shall be included as a Permitted Exception. Failure of BUYER to deliver a written notice of disapproval of the state of title to SELLER or SELLER's attorney within said ten (10) day period shall be conclusive evidence that BUYER has approved each and every matter contained in said preliminary title report and shown on the survey and that BUYER will accept title in that condition.

                           D. After due notice,  SELLER  shall have a reasonable
time, not to exceed thirty (30) days, to cure any title defects (and if necessary, the Closing shall be delayed for that period). If SELLER elects not to pursue cure of any title defect or fails to cure any title defect as to which due notice is given, BUYER shall have the option to pursue cure of such defect at BUYER's expense within thirty (30) days after receipt of SELLER's notice of SELLER's election not to cure or of SELLER's failure to cure after which thirty
(30) days, BUYER shall have the option to either (i) terminate this Agreement, by written notice to SELLER, whereupon this Agreement shall terminate and all parties shall be released from any further obligations hereunder, except that BUYER shall be entitled to an immediate refund of the Deposit plus accrued interest, if any, or (ii) proceed under this Agreement in whole and accept title to the Real Property subject to such defects as to the affected mobile home park, in which case the Closing shall take place on the later of the date set for Closing as hereinafter provided or on a date mutually agreed upon by SELLER and BUYER which shall be within ten (10) days from the date of such election by BUYER (the date finally set by the parties hereto for the Closing shall be hereinafter referred to as the "Closing Date").

                           E. Escrow Agent or its agent,  shall be in attendance
at the Closing and be in a position to issue the title policy upon recording the appropriate documents and insure that SELLER has complied with all requirements set forth under the applicable state statutes to extinguish any right of purchase or rescission in favor of any tenants or homeowners association.

                  5. SURVEY.

                           A. Within ten (10) days of the Effective Date of this
Agreement by SELLER, SELLER shall deliver to BUYER and Escrow Agent copies of SELLER's current surveys.

                           B. SELLER shall,  at its expense,  within twenty (20)
days after the Effective Date, furnish to BUYER a current "as built" survey of the Real Property. The survey must be acceptable and certified to BUYER and to the Title Insurer insuring the Real Property so that the "survey" and "claims of easements" exceptions can be removed from the title policy, and must be prepared in accordance with the minimum requirements adopted by the agency or authority regulation the preparation of surveys in the State in which the Real Property is located. The survey shall locate all easements, streets, common area improvements, building setback lines, and other manmade objects, excluding manufactured homes and shall be superimposed over an aerial photograph so as to locate all manufactured homes and vacant spaces, if any. If the survey discloses an encroachment or setback violation, this shall be deemed a defect in title and paragraph 4 above, shall apply. The survey shall be dated and signed by a registered and/or licensed land surveyor in the state in which the Real Property is located. The surveyor's seal shall be affixed to the survey. The surveyor's registration and/or license number shall be indicated thereon, and the legal description of the Real Property shall be set forth on the survey. Any other survey requirements in the Title Commitment shall also be complied with, including a surveyor's certificate in the form attached hereto as Exhibit "I" acceptable to the Title Insurer and counsel for BUYER.

                  6. REPRESENTATIONS AND WARRANTIES.

                           A. To  induce  BUYER to enter  into  this  Agreement,
SELLER makes the following representations and warranties, all of which shall be true and correct continuously throughout the term of this Agreement, and which shall survive the closing of title for a period of six (6) months from the Closing Date (hereinafter defined):

                                    (a) SELLER has the  authority to execute and
deliver this Agreement.

                                    (b) SELLER has complied with all  applicable
provisions of Florida Statutes, Chapter 723.071 with respect to the transaction contemplated by this Agreement of Sale, and at Closing, SELLER shall execute a certificate of such compliance in accordance with Florida Statutes, Chapter 723.072.

                                    (c) To the best of SELLER's knowledge, there
are no special or other assessments levied against or relating to the Property and SELLER does not have actual knowledge of any proposed assessments.

                                    (d)  No  goods   or   services   have   been
contracted for by SELLER or furnished to the Real Property on SELLER's behalf which might give rise to any construction liens upon or affecting all or any part of the Real Property.

                                    (e)  There are no leases  which  affect  the
Real Property except as set forth in the Rent Roll attached hereto as Exhibit "C" and made a part hereof and the information contained on the Rent Roll is true and correct; no rental agents, brokers or finders have any rights with regard to such leases and there are no commissions payable in connection therewith; no tenant has an option to purchase any part of the Property; and SELLER is the lessor under each such lease and has the right to assign same to BUYER.

                                    (f)  SELLER  has  received  no notice of any
pending violations of any law, ordinance, rule, order, regulation, code or requirement, including any requirement contained in any hazard insurance policy covering the Property or any part thereof or of any board of fire underwriters or other body exercising similar functions, which are applicable to the Property or to any part thereof or which are applicable to the use or manner of use, occupancy, possession or operation of the Property.

                                    (g)  SELLER  has   received   no  notice  of
violation of any governmental permits, licenses, and approvals necessary for the operation of the Property as a manufactured housing (mobile home) community, including, as applicable, all County Health Permits or other applicable permits, State Department of Environmental Protection permits and State HRS permits, and, to the best of SELLER's knowledge, there are no material violations currently existing thereunder.

                                    (h)  SELLER  represents  that  its  existing
prospectus, a copy of which shall be delivered to BUYER on the Effective Date, has been approved by the State and local governmental agencies having jurisdiction over the Real Property (the "Governing Laws") and remains valid. BUYER will not provide any prospectus to a tenant of the Property prior to Closing unless both SELLER and BUYER have approved such prospectus in writing.

                                    (i)  SELLER  has  not   contracted  for  any
services or employment and has made no commitments or obligations therefor which will bind BUYER as a successor in interest with respect to the Property except those contracts listed in Exhibit "D" (the "Service Contracts"). With respect to the Service Contracts: (i) amounts paid or payable thereunder shall be prorated between the parties at the Closing and credits shall be given the parties as appropriate to such prorations; and (ii) they can each be terminated upon thirty
(30) days written notice or less except (i) Garbage Removal Agreement, (ii) Sludge Removal Agreement, and (iii) CATV Agreement.

                                    (j)  Except  in  the   ordinary   course  of
SELLER's business, SELLER will not enter into any amendment to or modification of any of the Leases prior to the Closing Date, which will reduce, forgive, or postpone any rents or which would otherwise materially affect the value of the Property, without BUYER's consent; no rents or other deposits are or will on the Closing Date be held by SELLER, except only tenant security deposits and prepaid rents for the current month; and no commissions or other fees payable to any person, entity or agent are due on the rentals collected or to be collected under the Leases.

                                    (k) Pending Closing hereunder,  SELLER shall
conduct its business involving the Property in the ordinary course, and during said period will:

                                          (1)  Refrain  from  entering  into any
contracts or other commitments regarding the Property, other than in the ordinary and usual course of business, without the prior written consent of BUYER;

                                          (2)  Continue to  maintain  and repair
the Property in at least the manner which SELLER has previously maintained and repaired the Property, and SELLER will permit or commit no waste of the Property;

                                          (3) Keep in effect  SELLER's  existing
policies of public liability and hazard and extended coverage insurance insuring the Property; and

                                    (l) No  tenant  has  been  granted  any rent
concession not reflected on the face of the copy of the lease for that tenant as provided by SELLER to BUYER (other than as set forth on the Rent Roll).

                                    (m)  SELLER  has  received  no notice of the
existence of underground storage tanks, hazardous substances, or contaminants subject to Federal, state or local laws or regulation used, stored or located on, under or about the Property in any manner contrary to applicable law except as may be set forth in any Phase I Environmental Audit Summary attached hereto as Exhibit "E".

                           B. SELLER,  by executing  this  Agreement,  agrees to
indemnify, defend and save and hold BUYER harmless from and against any and all losses, costs, expenses, liabilities, claims, causes of action, suits or other matters by reason of any material breach of the above representations and warranties. Such indemnification includes, but is not limited to, costs and attorneys' fees and expenses (including attorneys' fees and expenses on appeal) reasonably incurred in connection with the defense of any claims against BUYER by any party arising out of the above matters (after SELLER is afforded thirty
(30) days to cure such breach). The SELLER's foregoing indemnity obligation shall survive Closing and delivery of the Special Warranty Deed hereunder for a period of six (6) months. In addition, should any representation or warranty made by SELLER hereunder be determined by BUYER at or before Closing to be materially incorrect and BUYER elects to terminate this Agreement as a result thereof, SELLER shall be obligated (after SELLER is afforded thirty (30) days to cure such breach) to reimburse BUYER promptly upon written demand for the costs of BUYER's diligence review of the Property through the date of termination up to a maximum of $50,000.00. This indemnity obligation shall survive Closing and delivery of the Special Warranty Deed hereunder and shall include all attorneys' fees and costs incurred in collection of all sums due from SELLER to BUYER pursuant to this Indemnity, together with interest on said sums at the maximum rate permitted by law through collection.

                           C.  In  the  event  that  any  one  or  more  of  the
representations or warranties given by SELLER to BUYER in paragraph 6(a) above is/are determined by BUYER between the Closing Date and the Effective Date, to be materially inaccurate, BUYER shall give written notice to SELLER and SELLER shall have the option to: use its best efforts to promptly cure the violation(s); reimburse BUYER for the reasonable cost of cure (including all reasonable attorneys' fees, engineering fees, or other applicable fees, costs and charges); or to contest BUYER's determination by written notice to BUYER, in which event BUYER shall have the option to pursue the rights and remedies available to BUYER pursuant to paragraph 20 of this Agreement.

                  7. STATUTORY COMPLIANCE. During the Inspection Period, the SELLER shall furnish BUYER and Escrow Agent evidence satisfactory to Escrow Agent and BUYER, that SELLER has satisfied its statutory requirements under Florida Statutes, Chapter 723.071 (the "Statutory Compliance"). SELLER shall use diligent best efforts to provide such evidence during the Inspection Period. If SELLER fails to provide such evidence prior to the expiration of the Inspection Period, BUYER may terminate this Agreement and SELLER shall reimburse BUYER for its reasonable expenses incurred in connection with this Agreement, including, but not limited to, attorneys fees and fees of third party consultants up to a maximum of $50,000.00.

                  8. BUYER'S INSPECTION PERIOD. BUYER shall have a thirty (30) day period ("BUYER's Inspection Period") commencing from the Effective Date , during which time BUYER shall have the right to perform such due diligence evaluations as BUYER may reasonably require in connection with its evaluation of the Property, including, but not limited to, environmental, soils, flood plain, legal, financial and engineering studies, all at BUYER's sole cost and expense. BUYER hereby indemnifies and agrees to hold harmless and defend SELLER from and against any and all losses or claims for property damage or personal injury or any liability under any environmental or other law arising out of BUYER's inspections and BUYER and/or any contractor of BUYER shall, prior to entry on the Real Property hereunder, obtain casualty/liability insurance in an amount satisfactory to SELLER, or to add SELLER to existing policies as a named insured, and provide SELLER with a certificate of insurance evidencing that SELLER is insured against any such loss. In the event that any inspection by BUYER or any consultant engaged by BUYER in connection with BUYER's due diligence results in any damage or disturbance to the Property or any other damage or disturbance which any resident requires SELLER to repair, BUYER shall cause such consultant, or undertake itself, at no cost to SELLER, to repair promptly such damage and restore such Property to the condition it was in immediately prior to such inspection. If BUYER, in BUYER's reasonable judgment, believes the results of its due diligence investigation to be unsatisfactory, BUYER may elect to terminate this Agreement of Sale by written notice to SELLER delivered not later than the last day of BUYER's Inspection Period. In such event, the Initial Deposit will be refunded to BUYER by Escrow Agent. If BUYER fails to deliver notice of termination, as aforesaid, BUYER shall be deemed to have irrevocably waived its right to terminate this Agreement of Sale pursuant to this paragraph 8, and shall be obligated to pay to the Escrow Agent the Additional Deposit described in paragraph 3(b). BUYER's Inspection Period shall be extended one (1) day for each day SELLER fails to provide BUYER with the following:

                  1.   Current Rent Roll;
                  2.   Monthly Financial Statements for the previous thirty-six
                       (36) months;
                  3. Community Prospectus or comparable State required documents;
                  4.   Previous Title Insurance Policy;
                  5.   Prior Survey;
                  6.   Liability Listing (contingent and non-contingent);
                  7.   Lists of all current and previous legal action;
                  8.   Existing Environmental Phase I Report (if any);
                  9. True Copies of paid real estate and personal property tax bills for the previous three (3) years;
                  10.  True Copies of Rental Increase Notices for previous three
                       (3) years.

                  SELLER agrees to provide BUYER with all of the items set forth above for BUYER's review as soon as possible, but in no event later than ten
(10) days after the Effective Date, so that the only items left during the BUYER's Inspection Period shall be the remaining due diligence items pertaining to: the condition of the Property; zoning; code compliance; updated survey; updated title; termite report; and environmental report.

                  SELLER acknowledges that if the residents of any of the mobile home parks elect to purchase their mobile home park through a statutory recognized residents' association, this Agreement shall be deemed a back-up contract and the terms and conditions of this paragraph shall control upon the termination of the residents' contract and shall remain in full force and effect except the Closing shall be postponed. If such residents fail to close on their transaction, BUYER shall purchase the Real Property. If such residents close their transaction, this Agreement shall automatically terminate, in which event all parties shall be released from any further obligations hereunder except BUYER shall be entitled to an immediate refund of the Deposit plus accrued interest, if any, and SELLER shall reimburse BUYER for its reasonable expenses incurred in connection with this Agreement, including, but not limited to, attorneys fees and fees of third party consultants up to a maximum of $50,000.00.

                  9. CONDITIONS PRECEDENT. The following are conditions precedent to BUYER's obligation to close and consummate the transaction contemplated by this Agreement. BUYER and only BUYER, may waive one or more of these conditions. In the event that all of these conditions are not satisfied or fulfilled by the Closing Date, BUYER may elect not to close this transaction, and in such event, BUYER shall be entitled to the prompt return from Escrow Agent of the Deposit:

                           A. SELLER has obtained Statutory Compliance and is in
a position to execute at Closing, a Seller's Compliance Affidavit in accordance with Florida Statutes, Chapter 723.072.

                           B.  The  representations  and  warranties  of  SELLER
contained in paragraph 6 a, f and g above shall be true and correct on the Closing Date. SELLER, by having closed the sale of the Property, shall be deemed conclusively to have certified that as of the Closing Date such representations and warranties were true and correct on the Closing Date.

                           C. There  shall have been no  material  change in the
physical condition or the net operating income of the Property.

                  10. CLOSING. The sale and purchase transaction contemplated by this Agreement shall be closed and consummated on or before thirty (30) days from the date of expiration of the Inspection Period on a date mutually agreed to by the parties (the "Closing Date"). Closing shall be at the offices of SELLER's counsel or, at BUYER's option, may be effected through the mail as coordinated by counsel for SELLER and BUYER. Notice shall be given to Escrow Agent at least five (5) days in advance of the date established by the parties for Closing. The Closing shall be at 10:00 A.M., Eastern Standard Time on the Closing Date unless otherwise agreed by the parties or their counsel. At Closing, SELLER and, as applicable, BUYER shall execute and deliver the following documents in form acceptable to BUYER and/or undertake the following:

                           A.   All   corporate   or   applicable    partnership
certifications, resolutions and approvals necessary to evidence both the SELLER's and BUYER's authority to enter into and consummate the transactions contemplated by this Agreement.

                           B.  Special   Warranty  Deed  from  SELLER  to  BUYER
conveying title to the Real Property to BUYER free and clear of all liens, encumbrances and matters other than the Permitted Exceptions.

                           C. Bill of Sale from SELLER to BUYER transferring the
Personal Property free and clear of all liens and encumbrances together with the original Motor Vehicle Certificate of Title (properly endorsed and lien free) for each mobile home unit and motor vehicle included in this purchase and sale.

                           D. Affidavit of No Liens by SELLER.

                           E. Affidavit of Non-Foreign Status by SELLER.

                           F. Florida  Statutes,  Chapter  723.072  Affidavit of
compliance by SELLER.

                           G.   Affidavit   of   SELLER   certifying   that  the
representations and warranties contained herein are true and correct as of the Closing Date.

                           H.  Updated  rent roll dated and  accurate  as of the
Closing Date and certified by SELLER to BUYER.

                           I.  Assignment  from SELLER to BUYER assigning all of
SELLER's right, title and interest, to the extent it exists and without representation or warranty, in and to the name by which the Property is commonly known, all authorizations, permits and licenses relating to the operation of the Property which are assignable by SELLER, if any, and all leases, contracts and other items required to be assigned as set forth in this Agreement free and clear of all liens and encumbrances except for the matters permitted in this Agreement; all of which shall be assumed by BUYER effective from and after the Closing Date. SELLER shall undertake all action, and execute all forms, required by all governmental authorities and contract vendors to effect this assignment.

                           J. Assignment by SELLER, to the extent they exist and
without representation or warranty, of all currently existing and effective claims, guaranties, warranties, indemnifications and all other rights, if any, which SELLER may have against suppliers, laborers, materialmen, contractors, or sub-contractors arising out of or in connection with the installation, construction and maintenance of the Property; all of which shall be assumed by BUYER effective from and after the Closing Date.

                           K. Assignment by SELLER, to the extent they exist and
without representation or warranty, to BUYER of all agreements, if any, which SELLER has for access and utilities to service the Property; all of which shall be assumed by BUYER effective from and after the Closing Date.

                           L. Closing Statement by SELLER and BUYER.

                           M.  With  respect  to  any  service  contracts  being
assumed by BUYER, BUYER and SELLER shall enter into an assignment, assumption and hold harmless agreement and to the extent reasonably possible, BUYER shall enter into new contracts with such vendors andcancel the existing contracts provided the same can be done without increased cost to BUYER.

                           N. Such other  documents as are reasonably  necessary
to close and consummate the purchase and sale transaction contemplated by this Agreement.

                           O. SELLER shall  deliver to BUYER all existing  plans
and specifications relating to the improvements located upon the Property which are in SELLER's possession or reasonably accessible to SELLER.

                           P.  SELLER  shall  deliver and assign to BUYER all of
SELLER's right, title and interest, if any, in and to all licenses, permits, certificates of occupancy, mobile home titles (for SELLER owned mobile home units, if any) and such other comparable certificates or documents issued by the appropriate governmental authorities with respect to the Property or any part thereof which are legally assignable by SELLER, if any.

                           Q. BUYER shall  deliver to SELLER the  adjusted  cash
portion of the Purchase Price and authorize Escrow Agent's delivery of the Deposit to SELLER. Said sum shall be paid, at SELLER's election, by locally drawn cashier's check or Federal Reserve Bank wire transfer.

                  11. CLOSING COSTS. SELLER shall pay for the cost of any corrective documents required for marketable and insurable title, transfer stamps, if any, on the Special Warranty Deed and all costs associated with the issuance of the title binder and policy, and the survey. BUYER shall pay for the cost of recording the Special Warranty Deed. Each party shall bear its own attorneys' fees and other professional costs, except as otherwise provided for herein.

                  12. PRORATIONS. Except as otherwise set forth in this Agreement, all taxes and other operating expenses and revenue of the Property shall be prorated as of the day before the Closing Date and funding shall be on or before 2:00 p.m. Eastern Standard Time on the Closing Date, or if the Closing Date is extended under the terms and conditions of this Agreement of Sale, the prorations shall be adjusted one (1) day for each extension day. Taxes shall be prorated based upon the current year's tax taking into account the maximum available discount. If the Closing takes place and the current year's taxes are not fixed and the current year's assessment is available, taxes shall be prorated based upon such assessment and the prior year's millage. If the current year's assessment is not available, then taxes shall be prorated on the prior year's tax taking into account the maximum available discount. In the event the tax proration is incorrect on the Closing Date because the property is reassessed for the tax year of the Closing by the governmental agency having jurisdiction over the Property, subsequent to the Closing Date, BUYER or SELLER shall be entitled, as the case may be, to a reproration of such taxes upon written request made to the other party. SELLER or BUYER shall remit the reproration adjustment amount requested within ten (10) days of request therefor. In the event SELLER or BUYER fails to remit the reproration amount requested within said ten (10) day period, the party seeking reimbursement shall be entitled to all costs of collection, including all attorneys' fees and costs incurred in collection thereof and the amount owing shall bear interest at the highest lawful rate until paid, it being acknowledged that this right shall survive Closing and delivery of the Special Warranty Deed. Any rents received by SELLER in respect of the period after the Closing Date shall be promptly remitted to BUYER. With regard to delinquent rents, if any, if SELLER and BUYER deem it appropriate, BUYER shall institute proceedings to collect such delinquent rents and all rents received by BUYER attributable to periods prior to the Closing Date shall be promptly remitted by BUYER to SELLER, after BUYER first deducts from any collected amounts a service fee of five percent (5%). If legal action is necessary, BUYER may also deduct the costs of collection including, but not limited to, filing fees, reasonable attorneys fees and court costs, provided, however, that such costs shall be split pro-rata between BUYER and SELLER based on the amount of the preclosing and post closing rents subject to the claim. All rents collected after the Closing shall be first applied to current rents due, then to rents for periods prior to the Closing Date unless they are clearly intended by the tenant to apply for the period prior to Closing in which event they shall be promptly remitted to SELLER. This obligation to remit shall survive the Closing and delivery of the Special Warranty Deed. SELLER shall deliver to BUYER at the Closing, copies of such statements, invoices bills and receipts as shall be requested by BUYER to enable BUYER to verify the accuracy of the amounts of any prorations made pursuant to this paragraph. BUYER shall be credited at Closing with all advance rentals and tenant security deposits previously paid to SELLER. All prorations shall be made so that SELLER has the benefit of all income and the burden of all expenses up to and including the Closing Date and BUYER has the benefit of all income and the burden of all expenses after the Closing Date.

                  13. DELIVERY OF POSSESSION. At Closing, SELLER shall deliver to BUYER possession of the Real Property subject only to the Permitted Exceptions.

                  14. FIRE OR OTHER CASUALTY. For purposes of this Agreement of Sale, a "minor casualty" shall be any casualty occurring to the Real Property which causes damages of less than One Hundred Fifty Thousand Dollars ($150,000.00) to the affected Real Property. Any other casualty shall be a "major casualty". If, prior to Closing hereunder, the Real Property is subjected to a major or minor casualty of which SELLER becomes aware, SELLER shall give BUYER prompt written notice thereof. If such casualty is a minor casualty, this Agreement of Sale shall remain in full force and effect and the purchase contemplated herein shall be concluded with no further adjustment, and at Closing SELLER shall assign, transfer and set over to BUYER all of the right, title and interest of SELLER in and to any awards that have been or that may thereafter be made for such casualty, subject only to any rights of Tenant under each Lease. If such casualty is a major casualty, the Real Property shall be considered a defective parcel and BUYER shall have the right to terminate this Agreement whereupon the Deposit will be refunded to the BUYER and the parties will be released from any further liability hereunder.

                  15. EMINENT DOMAIN. For purposes of this Agreement of Sale, a "minor condemnation" shall be any taking or condemnation by any body having the power of condemnation or eminent domain which causes damages of less than One Hundred Fifty Thousand Dollars ($150,000.00) to the affected Real Property. Any other taking or condemnation shall be a "major condemnation". If prior to Closing hereunder the Real Property is subjected to a major or minor condemnation of which SELLER becomes aware, SELLER shall give BUYER prompt written notice thereof. If such condemnation is a minor condemnation, this Agreement of Sale shall remain in full force and effect and the purchase contemplated herein, less any interest taken by eminent domain or condemnation, shall be effected with no further adjustment, and at Closing, SELLER shall assign, transfer and set over to BUYER all of the right, title and interest of SELLER in and to any awards that have been or that may thereafter be made for such taking, subject only to rights of Tenant under any Lease. If such condemnation is a major condemnation, the Real Property subject to the major condemnation shall be considered a defective parcel and this Agreement shall be automatically terminated, whereupon the Deposit plus accrued interest will be refunded to the BUYER and the parties will be released from any further liability hereunder.

                  16. NOTICES. All notices and other communications under this Agreement of Sale shall be in writing and shall be effectively given only if sent by nationally recognized overnight courier service, postage prepaid, return receipt requested, addressed as follows:

         To SELLER:                 JACK ZIEGLER, Executive Vice President
                                    Gulfstream Group
                                    4505 S. Goldenrod Road
                                    Orlando, FL 32822
                                    FAX No. (407) 281-4807

                  With a copy to:           James E. Foster, Esquire
                                            William Martin, Esquire
                                            Akerman, Senterfett & Edison
                                            255 South Orange Avenue
                                            Orlando, FL 32801
                                            FAX No. (407) 843-6610

         To BUYER:                  HFIC, INC.
                                    Attn: Timothy Heuer
                                    1873 S. Belleair Street, 17th Floor
                                    Denver, CO 80222
                                    FAX No. (303) 753-9538

                  With a copies to:         Asset Investors Operating
                                            Partnership, L.P.
                                            Attn: Bruce E. Moore
                                            2 Ponds Edge Drive
                                            Chadds Ford, PA 19317
                                            Fax No. (610) 388-9616
                               and to:
                                            Joseph W. Gaynor, Esq.

                                            Joseph W. Gaynor, P.A.
                                            2637 McCormick Drive, Suite B
                                            Clearwater, FL 33759
                                            Fax No. (813) 791-7920

or such other address as the party to be notified shall have designated to the other party hereby by notice delivered in accordance herewith. All such notices shall be deemed given on the business day next following the day such notice is accepted for delivery by the overnight courier service.

                  17. CONFIDENTIAL INFORMATION. BUYER and SELLER acknowledge that the information contained herein and to be provided hereunder is confidential information. BUYER and SELLER agree to disclose such information to only those individuals within and outside their respective organizations who are necessary to perform such diligence as is deemed appropriate by BUYER or SELLER with respect to this transaction. If this Agreement of Sale is terminated for any reason, BUYER and SELLER shall, within ten (10) days after such termination, each return to the other party all information provided to it by the other.

                  18. ASSIGNMENT. BUYER may assign its rights and interests under this Agreement of Sale to any party without first obtaining the prior written consent of SELLER, provided such assignment is to an entity or entities affiliated with BUYER or formed by BUYER for the transactions contemplated herein, and further provided that BUYER shall not be relieved of any of its obligations hereunder through the Closing Date. BUYER shall assign this Agreemnet of Sale to AIOP.

                  19. SUPPLIES. Inventories of supplies, including but not limited to paint, toilet tissue, soap, paper towels and all cleaning materials, if any located on the Real Property on the Closing Date shall be transferred to BUYER at no additional cost at the time of Closing and shall be covered by the Bill of Sale.

                  20. DEFAULT BY SELLER. If, under the provisions of this Agreement, SELLER shall be obligated to complete the sale of the Property but fails to do so within the applicable period provided for closing and such default continues for a period of fifteen (15) days after written notice thereof from BUYER to SELLER, or shall otherwise fail to perform any of the other obligations of SELLER hereunder within the required time period, BUYER shall have the option, to be exercised in its sole discretion, to: (a) apply to the Circuit Court of the County where the Real Property is located to seek to have specific performance under this Agreement and in such action shall have the right to recover legally cognizable damages suffered by BUYER by reason of the delay in BUYER's acquisition of the Property; or (b) obtain the prompt return from Escrow Agent of the Deposit, with interest, together with any other amounts due and owing to BUYER pursuant to the terms of this Agreement, and thereafter terminate this Agreement.

                  21. DEFAULT BY BUYER. If, under the provisions of this Agreement, BUYER shall be obligated to complete the purchase of the Property but fails to do so within the applicable period provided for closing, and such default continues for a period of fifteen (15) days after written notice thereof from SELLER to BUYER, SELLER's sole right and exclusive remedies against BUYER shall be to either (i) apply to the Circuit Court of the County where the Real Property is located to seek to have specific performance under this Agreement and in such action shall have the right to recover legally cognizable damages suffered by SELLER by reason of the delay in SELLER's sale of the Property; or
(ii) to obtain the Deposit (a) as consideration for the execution of this Agreement; (b) as agreed on liquidated damages sustained by SELLER because of such default by BUYER (the parties hereto agreeing that the retention of such funds shall not be deemed a penalty, and recognizing the impossibility of precisely ascertaining the amount of damages to SELLER because of such default and hereby declaring and agreeing that the sum so retained is and represents the reasonable damages of SELLER); (c) in full settlement of any claims of damages and in lieu of a specific performance by SELLER against BUYER; and (d) in consideration for the full and absolute release of BUYER by SELLER of any and all further obligations under this Agreement. In the event BUYER defaults hereunder, BUYER shall forthwith on demand by SELLER return to SELLER all title papers and other documents relating to the Property, including BUYER's copy of this Agreement.

                  22. PROVISIONS WITH RESPECT TO ESCROW.

                           (a)  The  duties  and  obligations  of  Escrow  Agent
hereunder shall be entirely administrative and ministerial and not discretionary. Escrow Agent shall be under no responsibility in respect of the Deposit other than to faithfully follow the instructions herein contained. Escrow Agent may conclusively rely upon any instructions or documents delivered to it by BUYER and SELLER and purportedly executed by a duly authorized officer or partner thereof and shall be under no duty of independent inquiry with respect to any facts or circumstances recited therein. In the event that any notice or instruction required to be delivered to Escrow Agent hereunder is not so delivered, Escrow Agent may hold the Deposit, if any, pending delivery to Escrow Agent of such instruction or notice and may exercise all of Escrow Agent's rights and remedies hereunder or otherwise provided by law. The parties hereto jointly and severally agree to reimburse and indemnify Escrow Agent for, and hold Escrow Agent harmless against, any loss, liability or expense, including but not limited to, reasonable attorney's fees, which may be asserted against Escrow Agent or to which Escrow Agent may be exposed or which may be incurred by reason of the acceptance of, or the performance of duties and obligations under this Agreement of Sale, except arising from such Escrow Agent's gross negligence or willful misconduct. In no event shall Escrow Agent be liable for any loss, cost or damage arising out of the performance of its duties hereunder, except for acts of gross negligence or willful misconduct.

                           (b) In the event of any  dispute or  disagreement  of
Sale in connection with the performance by Escrow Agent of its duties under this Agreement of Sale, including, but not limited to, the respective rights of the parties to the Deposit, Escrow Agent may consult with counsel selected and employed by Escrow Agent, and Escrow Agent shall suffer no liability for any action taken or suffered in good faith in accordance with the opinion of such counsel, if any, provided, however, that the Deposit shall be disbursed in accordance with the terms of this Agreement of Sale. Notwithstanding any other provision of this Agreement of Sale, if any dispute or difference arises among the parties or if any conflicting demand shall be made upon Escrow Agent, Escrow Agent shall not be required to determine the same or take any action thereon. Rather, Escrow Agent may await settlement of the controversy by appropriate legal proceedings; or Escrow Agent may, by written notice to the parties hereto, initiate litigation to determine to whom the Deposit held under this Agreement of Sale shall be delivered; or Escrow Agent may file suit in interpleader with the proper court in the United States District Court for the Middle District of Florida, for the purpose of having the respective rights of the parties adjudicated. Escrow Agent, upon initiation of such suit, may deposit with the court the Deposit and, upon giving notice thereof to the parties hereto, Escrow Agent shall be fully released and discharged from all further obligations hereunder with respect to the Deposit except arising from gross negligence or willful misconduct of Escrow Agent.

                  23. ACCEPTANCE DATE. SELLER shall have until 5:00 P.M. (EST) on the fifth (5th) business day following Buyer's Execution Date, within which to accept this Agreement. In the event SELLER fails to accept this Agreement as of that time and date, this Agreement shall be null and void and of no further effect and BUYER shall be entitled to the prompt return from Escrow Agent of the Deposit.

                  24. BROKER'S COMMISSION. SELLER and BUYER each warrant that there are no real estate or other brokers or finders of any type involved in this transaction entitled to a fee. Each party shall indemnify and hold harmless the other party from all claims or damages for any brokerage commissions and/or fees being claimed arising out of this transaction resulting from the actions of the defaulting party.

                  25. SURVIVAL OF AGREEMENT. The terms and conditions of this Agreement which expressly so state shall survive the Closing hereof.

                  26. TIME IS OF THE ESSENCE. SELLER and BUYER acknowledge that time is of the essence of this Agreement.

                  27. MODIFICATIONS. The parties acknowledge that this Agreement is the entire agreement between the parties with respect to the subject matter hereof and that this Agreement cannot be modified without a written agreement executed by both parties.

                  28. ATTORNEYS' FEES. In the event of any litigation between the parties arising out of this Agreement, or the collection of any funds due BUYER or SELLER pursuant to this Agreement, the prevailing party shall be entitled to recover all costs incurred and reasonable attorneys' fees and expenses incurred. As used herein and throughout this Agreement, the term "attorneys' fees" shall be deemed to include all fees incurred whether by attorneys, paralegals, legal assistants or law clerks whether in pretrial, trial, appeal, bankruptcy, collection or declaratory proceedings. The provisions of this paragraph shall survive Closing and delivery of the Special Warranty Deed.

                  29. EXHIBITS. In the event that any exhibit which is referred to in this Agreement is not attached hereto at the time of execution of this Agreement by SELLER and BUYER, SELLER shall promptly cause any such missing exhibit to be prepared and submitted to BUYER for BUYER's approval and the Inspection Period shall be extended one (1) day for each day that SELLER fails to deliver each exhibit. Upon approval of a given exhibit by BUYER, the same shall be incorporated into this Agreement by written agreement executed by SELLER and BUYER.

                  30. CONSTRUCTION. This Agreement has been negotiated between the parties, each of whom have been represented by counsel. Accordingly, this Agreement shall not be construed against either party as the drafter of the Agreement in the event of any litigation with respect to it.

                  31. RADON GAS Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in the State in which the Real Property is located. Additional information regarding radon and radon testing may be obtained from your county public health unit.

                  32. VENUE. Venue for any legal proceeding hereunder shall be in the State in which the Real Property is located, except with respect to an interpleader action pursuant to paragraph 3(a) above which the parties acknowledge shall be instituted in Orlando, Florida, pursuant to said paragraph.

                  33. WAIVER OF JURY TRIAL. SELLER and BUYER knowingly, voluntarily and intentionally waive any right to trial by jury in respect to any litigation arising out of, under or in connection with this Agreement or the transaction described herein.

                  34. EFFECTIVE DATE. Unless otherwise set forth herein, the Effective Date shall be the date this Agreement is executed by the SELLER, so long as SELLER returns a fully executed duplicate original of this Agreement to the BUYER, by either hand delivery or postmarked as of the date of the execution of this Agreement by the SELLER. Each day of delay in returning the executed Agreement to the BUYER shall likewise extend the Effective Date.

                  35. COUNTERPART EXECUTION. This Agreement may be executed in several counterparts, each of which shall be fully effective as an original and all of which together shall constitute one and the same instrument.

                  36. FACSIMILE. A facsimile of this Agreement or any portion hereof, including the signature page of any party, shall be deemed an original for all purposes.

         IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals the day and year indicated below.

WITNESSES:                          HFIC INC, a Missouri corporation
                                    By: JOSEPH W. GAYNOR, P.A., Authorized Agent


                                        By:/s/Joseph W. Gaynor
-----------------------------              ----------------------------------
Print Name:                                Joseph W. Gaynor, President


                                                             "BUYER"
-----------------------------
Print Name:

As to BUYER                                Buyer's Execution Date: May 12, 1998




                                           GULFSTREAM HARBOR, INC., a Florida
                                           Corporation


/s/Jean Daunno                             By:/s/Dale L. Whittington
-----------------------------              ----------------------------------
Print Name:Jean Daunno                     Print Name:Dale L. Whittington
                                           Title:Owner/President
/s/Jack Ziegler
-----------------------------
Print Name:Jack Ziegler                              "SELLER"
As to SELLER
                                           Seller's execution date: May 13, 1998




                                           GULFSTREAM HARBOR, II INC., a
                                           Florida Corporation

/s/Jean Daunno                             By:/s/Dale L. Whittington
-----------------------------              ----------------------------------
Print Name:Jean Daunno                     Print Name:Dale L. Whittington
                                           Title:Owner/President
/s/Jack Ziegler
----------------------------
Print Name:Jack Ziegler                               "SELLER"
As to SELLER
                                           Seller's execution date: May 13, 1998

                                     JOINDER


         ______________________________ of Lawyers Title Insurance Corporation joins in this Agreement of Sale for the sole purpose of agreeing to act as Escrow Agent and to be legally bound to hold the Deposit in accordance with the provisions in Paragraphs 3(a) and 22 hereof.

                                           ----------------------------------

                                           By:
                                              -------------------------------
                                               As Escrow Agent

                              SCHEDULE OF EXHIBITS


EXHIBIT "A"                Metes and Bounds Description of the Property

EXHIBIT "B"                Schedule of Personal Property

EXHIBIT "C"                Rent Roll

EXHIBIT "D"                Service Contracts

EXHIBIT "E"                Phase I Environmental Audit Summary

EXHIBIT "F"                Inventory Homes

EXHIBIT "G"                Map of Parcel 7

EXHIBIT "H"                Excluded Personal Property

EXHIBIT "I"                Form of Surveyor's Certification